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                                         EXHIBIT 99


The Bank of New York Company, Inc.       NEWS
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                                         One Wall Street, New York, NY 10286
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                                         Contact:
                                         PUBLIC AND INVESTOR RELATIONS











IMMEDIATELY
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Media:                                                Investors:
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Robert T. Grieves, SVP                                John M. Roy, MD
(212) 635-1590                                        (212) 635-8005
Cary J. Giacalone, VP                                 Gregg A. Scheuing, VP
(212) 635-1590                                        (212) 635-1578


                 THE BANK OF NEW YORK COMPANY, INC. ANNOUNCES
           FOURTH QUARTER PROVISION PRINCIPALLY FOR AIRLINE EXPOSURE

NEW YORK, N.Y., December 17, 2002 - The Bank of New York Company, Inc. announced today that it anticipates taking a $390 million provision and a related $240 million charge-off in the fourth quarter. Principally, these actions reflect losses on aircraft leases to United Airlines, as well as the potential for losses on leases of aircraft to other domestic carriers. In addition, through this provisioning and related charge-off the Company has dealt with several individual non-airline credits.
     Regarding its aircraft leasing portfolio, the Company has $761 million of airline leasing exposure, with $414 million to major U.S. carriers, the industry segment which faces the most severe operating challenges. Following a provision of $225 million (included in the $390 million) and an associated charge of $125 million, and considering previous reserves, the Company will have substantial reserves available to cover its remaining exposure of $289 million to major U.S. carriers. With respect to the individual credits, the

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Company has provided $75 million for and taken charge-offs associated with:
a currently non-performing retailer credit, due to further impairment during the quarter; an insurance company credit that became non-performing in the fourth quarter; and the cost associated with a partial sale of a cable credit currently categorized as non-performing. Further, the Company is adding $50 million to its allowance for loan losses.
     Following these actions the Company estimated its non-performing assets at year-end to be $441 million, down 20% from 9/30/02, its loan loss reserves to non-performing assets to be 1.88x up from 1.24x at 9/30/02, and its loan loss reserves to total loan ratio to be 2.4%, up from 2.0% at 9/30/02.
     Thomas A. Renyi, the Company's Chairman and CEO, stated, "While taking this large provision is disappointing, this action adequately reserves for the credit risk in our entire portfolio, in particular airlines. Given our actions today, we are confident about the credit outlook for our portfolio as we enter 2003 and we remain committed to our aggressive risk reduction efforts."
     The Company will be holding its annual analyst meeting tomorrow, December 18th at 1:30 pm, which will be webcast. At the meeting, the Company will review the strategic positioning of its global franchise, its credit risk reduction initiatives, including the actions taken today, and its 2003 outlook, among other topics.
     The Bank of New York Company, Inc. (NYSE: BK), is a financial holding company with total assets of over $80 billion as of September 30, 2002. The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its basic businesses, namely, Securities Servicing and Global Payment Services, Corporate Banking, BNY Asset Management and Private Client Services, Retail Banking, and Global Market Services. Additional information on the Company is available at www.bankofny.com.